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                           AGREEMENT TO CONVERT DEBT
                           -------------------------


THIS AGREEMENT to Convert Debt ("Agreement") is made and entered into this 31st day of March, 1998, by and between GLOBAL CASINOS, INC., a Utah corporation ("Global" or the "Company"), and MARK GRIFFIN ("Claimant").

                                 WITNESSETH:

     WHEREAS, Claimant is the holder of a certain Convertible Promissory Note dated August 1, 1997, in the original principal amount of Four Million Dollars ($4,000,000) (the "First Note") made and given by Global Alaska Industries, Inc., an Alaska corporation and wholly-owned subsidiary of the Company ("GAI");

     WHEREAS, this conversion is a result of Nasdaq rules applied to the Company for the Company's benefit and to that end, the Company agrees to pay all costs of Claimant required to accomplish the conversion required by this Agreement;

     WHEREAS, Global desires to satisfy the outstanding principal balance of the First Note by the issuance to Claimant of a Convertible Promissory Note of even date in the principal amount of Four Hundred Fifty Thousand Dollars ($450,000) made and given by GAI (the "Second Note") and shares of Global Series B Convertible Preferred Stock (the "Preferred Stock" or the "Securities"); and

     WHEREAS, Claimant is willing to accept the Second Note and Preferred Stock in full payment and satisfaction of the outstanding balance due and owing under the First Note; and

     WHEREAS, Claimant and GAI are parties to the Stock Purchase and Sale Agreement dated August 1, 1997 ("Sale Agreement") and the parties hereto desire to amend that agreement to the extent described in this Agreement.

SECTION I:  CONVERSION OF DEBT
-------------------------------
            A. Claimant, GAI and Global affirm and agree that as of the date of this Agreement, the total outstanding balance of all sums due and owing to Claimant under the First Note is Three Million Eight Hundred Fifty-Three Thousand Two Hundred Ninety-One Dollars ($3,853,291), together with all accrued and unpaid interest of Fifteen Thousand Two Hundred Two Dollars ($15,202) for a total due of Three Million Eight Hundred Sixty-Eight Thousand Four Hundred Ninety-Three Dollars ($3,862,846).

            B. Claimant, for itself, successors in interest and assigns, agrees to accept, as payment in full of the First Note (i) 340,329 shares of Preferred Stock of the Company, such Preferred Stock having a face value of Ten Dollars ($10.00) per share and (ii) a Convertible Promissory Note in the original principal amount of Four Hundred Fifty Thousand Dollars ($450,000) (the "Second Note").

            C. Claimant agrees that upon delivery to it by GAI and Global, respectively, of the Second Note and confirmation of the issuance of 340,329 uncertificated shares of Preferred Stock, such shares of Preferred Stock being validly issued, fully paid and non-assessable, and Claimant's acceptance of such Securities, Claimant, for itself, successors in interest and assigns, agrees to release and forever discharge Global Alaska Industries, Inc., the Company, its subsidiaries, officers, directors, shareholders, affiliates, employees and agents, from any liability, payment or obligation whatsoever in connection with or arising out of the First Note. Claimant's acceptance of such Securities and the Second Note shall constitute a full and complete release, settlement and discharge of any of GAI's or Global's obligation to Claimant, in connection with the First Note, without the necessity of Claimant executing any further documentation, release or settlement agreement; it being the express understanding of the parties hereto that this Agreement, upon its performance, shall constitute such evidence of release and discharge.

            D. With respect to accepting the Second Note and Securities in lieu of other forms of payment of the First Note, Claimant represents and warrants as follows:

                 1. Claimant fully understands and agrees that the Securities are offered by Global at a price which was arbitrarily determined without regard to any value of the Securities.

                 2. Claimant fully understands that Global has a limited net worth and lack of profitable operating history.

                 3. Claimant acknowledges receipt of such information as it deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the conversion of the obligation. The Claimant acknowledges that Global has made available to him the opportunity to obtain additional information to evaluate its status a creditor and the alternatives available to him. The Claimant acknowledges that it had an opportunity to ask questions of Global and to the extent it availed itself of such opportunity, it received satisfactory answers from Global, or its affiliates.

                 4. Claimant understands that there exist inherent risks in accepting the Securities in lieu of payment of the obligation, which risks include, but are not limited to, the lack of liquidity of the Securities, and the Company's history of unprofitable operations.

                 5. Claimant has been provided with a copy of the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Company (the "Certificate"), and, in consultation with Claimant's advisors, fully understands the relative rights and preferences of holders of shares of the Preferred Stock. Claimant understands that the Company has no obligation to redeem any or all of the shares of Preferred Stock at any time in the future, and that Claimant may be required to hold such shares indefinitely or convert them into shares of the Company's Common Stock.

                 6. Claimant understands that there can be no assurance with respect to the tax consequences to Claimant under the execution and delivery of this Agreement, and Claimant represents and warrants that to the extent that Claimant so desires, he has obtained tax and legal advice concerning this Agreement.

                 7. Claimant acknowledges that the Company has made no representations or warranties to Claimant, other than stated in this Agreement, and there can be no assurance regarding the Company's ability to improve its operating results.

                 8. Claimant realizes that (i) acceptance of the Securities is a long-term investment, (ii) Claimant must bear the economic risk of such investment for an indefinite period of time because the Securities have not been registered under the Securities Act or under the Securities Laws of any state and cannot be resold unless they are subsequently registered under such laws or exemptions from such registration requirements are available (iii) the Securities are "restricted securities" within the meaning of Rule 144 under the Securities Act and are subject to restrictions on transfer imposed by or on account of federal and state securities laws.

            E. Notwithstanding the provisions to the contrary contained in this Agreement, the Certificate, the Second Note, the General Security Agreement dated August 1, 1997, as amended, and the Amended Stock Pledge Agreement dated March 31, 1998 (hereafter collectively the "Transaction Documents"), to the contrary, in the event that prior to the redemption by the Company of the Preferred Stock and retirement of the Note or the conversion into Common Stock of the Preferred Stock and Second Note, there should occur a change in the statutes, rules, regulations and other legal requirements applicable to the business operations of Alaska Bingo Supply, Inc., an Alaska corporation ("ABS") and wholly-owned subsidiary of GAI which, in the sole opinion and judgment of the Company materially and adversely affects the business operations of ABS, then and in such event, at GAI's sole option and election, subject to ABS having no less than Four Hundred Thousand Dollars ($400,000) in net tangible working capital, GAI shall have the right upon thirty days' prior written notice to Claimant may rescind all the transactions contemplated by or included in the Sale Agreement and the Transaction Documents, without any liability whatsoever. Upon recission, the collateral covered by the General Security Agreement and shares of ABS Common Stock covered by the Amended Stock Pledge Agreement shall be immediately delivered to Claimant, free of any claim of the Company or GAI; and the Second Note shall be canceled, null and void and all issued and outstanding shares of Preferred Stock shall be deemed canceled, null and void and surrendered to the Company, free of any claim of Claimant.

            F. Claimant and GAI agree that the Sale Agreement is amended consistent with this Agreement, and to the extent there are conflicts with the Sale Agreement, this Agreement shall be controlling.

            G. GAI and Global represent and warrant that (i) there are no liens, actual or threatened, against the collateral described in the General Security Agreement dated August 1, 1997 (the "Collateral"); (ii) Claimant has a perfected first priority interest in the Collateral; and (iii) this Agreement shall not adversely affect Claimant's rights in and to the Collateral in any way whatsoever.

            H. In consideration of the foregoing, GAI agrees to pay to Claimant the sum of Thirty-Six Thousand Dollars ($36,000), which represents payment in full to Claimant of all costs and expenses, including legal fees, incurred by Claimant in connection with the execution and delivery of the Transaction Documents, as well as payment of all other sums due and owing by GAI or Global to Claimant. Such sum of Thirty-Six Thousand Dollars ($36,000) shall be payable, without interest, at the rate of Six Thousand Dollars ($6,000) per month for six (6) consecutive months.

SECTION II: REPRESENTATIONS AND WARRANTIES BY GLOBAL
----------------------------------------------------
     Global represents and warrants to Claimant that, as of the date of this Agreement, and as of the date of closing:

            A. ORGANIZATION AND CORPORATION POWER. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah; and has all required corporate power and authority to own its property and to carry on its business as now being conducted, and to carry out the transactions contemplated hereby.

            B.   AUTHORIZATION.

                 1. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provision of any charter, by-law, mortgage, lien, lease, agreement, contract, instrument, order judgment, or decree to which the Company is a party, or by which it is bound, and will not violate any other restriction of any other kind or character of which Company is subject.

                 2. The Board of Directors of the Company has taken all action required by law, the Company's Articles of Incorporation and By-Laws, or otherwise, to authorize execution and delivery of this Agreement, the stock and the consummation of the transactions described herein.

                 3. This Agreement, upon execution and delivery in accordance herewith, is the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the terms of bankruptcy and similar laws, and any rules and regulations adopted thereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate and other action.

            C. CAPITALIZATION. There are sufficient authorized shares of Common Stock of the Company to cover the issuance of all shares to be issued and sold pursuant to this Agreement. There are no restrictions on the transferability of shares of the Company's Common Stock imposed by or pursuant to the Company's Articles of Incorporation, as amended, or the Company's By-Laws, or by agreement to which the Company is a party, except for restrictions imposed by or on account of federal and state securities laws. The common shareholders of the Company have no preemptive rights with respect to the issue or sale of the Company's Common Stock.

            D. COMPLIANCE. The consummation of the transactions provided for herein have and will be undertaken in compliance with all applicable federal and state securities laws.

SECTION III:     REPRESENTATIONS AND WARRANTIES BY CLAIMANT
------------------------------------------------------------
     Claimant represents and warrants to Global that, as of the date of this Agreement, and as of the date of closing, the following are true and accurate to its knowledge and belief:

            A. NO OTHER INFORMATION RELIED UPON. Claimant represents, warrants and agrees that it has been afforded the opportunity to make, and has made, all such investigation of Global and its financial condition, business, affairs and prospects as it deems appropriate. Claimant acknowledges receipt of such information as it deems necessary or appropriate as a prudent and knowledgeable investor in evaluating the exchange of the shares. Claimant acknowledges that Global has made available to it the opportunity to obtain additional information to evaluate the merits and risks of this exchange. Claimant acknowledges that it has had the opportunity to ask questions of Global, and, to the extent it availed itself such opportunity, it received satisfactory answers from Global, its affiliates, associates, officers and directors.

            B. NATURE OF THE RISK. Claimant represents, warrants and agrees that it understands that Global's business is, by its nature, speculative; that Claimant is aware that the financial resources of Global are extremely limited and that it is very likely that the Company will require additional capital, and there is no assurance that such capital will be available if necessary; that Claimant is familiar with the high degree of risk that is involved in the Company's business, and that Claimant is financially able and willing to accept the substantial risk involved in such investment, including the risk of loss of the entire amount invested.

            C. UNREGISTERED STOCK. Claimant represents that it understands that the Global stock has not been registered for sale under federal or state securities laws and that said securities are being issued to Claimant pursuant to a claimed exemption from the registration requirements of such laws which is based upon the fact that said securities are not being offered to the public. Claimant understands that in order to satisfy such requirement it must be acquiring the stock with no view to making a public distribution of said securities and the representations and warranties contained in this
Section III are given with the intention that Global may rely thereon for purposes of claiming such exemption; and that it understands that it must bear the economic risk of its investment in the stock for a substantial period of time, because the stock has not been registered under the federal or state securities laws, and cannot be sold unless subsequently registered under such laws, or unless an exemption from such registration is available.

            D. STOCK ACQUIRED FOR INVESTMENT; LIMITATIONS ON DISPOSITIONS. Claimant represents that it is acquiring the stock for its own account and for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended. Claimant agrees that the stock will not be offered for sale, sold or otherwise transferred for value and that no transfer thereof will be made by the Claimant unless (a) a registration statement with respect thereto has become effective under the Securities Act of 1933, as amended, or (b) there is presented to the Company an opinion of counsel for Claimant reasonably satisfactory to the Company that such registration is not required, or (c) there is presented to the Company a letter from the Securities and Exchange Commission (said Commission having been informed of all relevant circumstances) to the effect that in the event either the stock is transferred by Claimant without such registration the Commission or the staff will not recommend any action. Claimant further agrees that the stock will not be offered for sale, sold or otherwise transferred unless, in the opinion of legal counsel for Global, such sale or disposition does not and will not violate any provisions of any federal or state securities law or regulation. Claimant consents that any transfer agent of the Company may be instructed not to transfer any of the stock unless it receives satisfactory evidence of compliance with the foregoing provisions and that there may be endorsed upon any certificates (or instruments issued in substitution therefor), the Company's regular legend regarding the sale of restricted securities.

SECTION IV: AGREEMENTS RESPECTING PREFERRED STOCK
-------------------------------------------------
            A. The parties acknowledge and agree that the Certificate provides that the Company is under no obligation to redeem any shares of the Preferred Stock issued hereunder and that the Claimant does not have the right to compel the Company to redeem any shares of such Preferred Stock. However, the parties recognize that the Certificate also provides that in the event the Company does not exercise its option to redeem shares of Preferred Stock in certain minimum monthly numbers as shown on the attached Exhibit A incorporated herein by reference, (the "Minimum Monthly Optional Redemption"), then and in such event Claimant shall have the right to convert that number of shares subject to the Minimum Monthly Optional Redemption which were not so redeemed into shares of the Company's Common Stock at a conversion price equal to the Fair Market Value of the Company's Common Stock on the first day of such month. For the purposes of this Agreement, the "Fair Market Value" of the Company's Common Stock shall be the average of the bid and ask prices of the Company's Common Stock as quoted on the over-the-counter market on such date.

            B. Notwithstanding the provisions of Section 4(A) above, the parties acknowledge that the Rules of Governance of the Nasdaq Stock Market preclude the conversion of the Preferred Stock by Claimant into more than 311,550 shares of the Company's Common Stock ("Maximum Aggregate Conversion") (19.9% of the 1,565,586 shares of the Company's Common Stock issued and outstanding on this date) without the approval of the Company's shareholders. Claimant agrees that, notwithstanding any other provision of this Agreement or the Certificate to the contrary, Claimant will not exercise his right of conversion to acquire Common Stock of the Company in excess of the Maximum Aggregate Conversion without the consent of the Company's shareholders.

            C. As soon as practicable following the preparation, completion and filing by the Company of its annual report on Form 10-KSB (the "Annual Report"), for the fiscal year ending June 30, 1998, the Company agrees to schedule and conduct an Annual Meeting of Shareholders (the "Annual Meeting") and to seek at such Annual Meeting the approval of the Company's shareholders of the conversion of the Preferred Stock into shares of the Company's Common Stock in excess of the Maximum Aggregate Conversion permitted under the Nasdaq Rules of Governance in the absence of such shareholder approval. In connection with such Annual Meeting, the Company agrees to prepare and file with the Securities and Exchange Commission (the "Commission") a Proxy Statement for use in the solicitation of proxies and in such Proxy Statement to recommend that the Company's shareholders approve the conversion of the Preferred Stock by Claimant in excess of the Maximum Aggregate Conversion in accordance with the terms and conditions of the Certificate.

            D. No later than thirty (30) days following the effective date of this Agreement, the Company agrees to prepare and file with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), registering for sale under the Securities Act of 1933, as amended, (the "Securities Act"), the shares of the Company's Common Stock issuable upon conversion of the Preferred Stock (the "Conversion Shares"). In connection with the filing of such Registration Statement, the Company agrees to use its best efforts to cause such Registration Statement to be declared or ordered effective by the Commission, to prepare and file with the Commission such amendments or supplements to such Registration Statement and the Prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective for the period ending the earlier of (i) the redemption by the Company of all of the Preferred Stock; or (ii) the conversion by Claimant of all of the shares of Preferred Stock. All costs and expenses incurred in connection with the registration of the Conversion Shares, including, without limitation, all registration and qualification fees, and fees and disbursements of counsel, shall be borne by the Company. The Company shall be responsible for any underwriter's discounts or broker's commissions charged in connection with the sale of such Conversion Shares by Claimant.

            E. The Company agrees to comply with all applicable federal and state securities laws and regulations in connection with the issuance of the Preferred Stock and registration for sale of the Conversion Stock.

SECTION V:  EVENTS OF DEFAULT
------------------------------
     The following occurrences shall be deemed in default of this Agreement and the Second Note, and Claimant may take all enforcement action authorized by law or equity:

            A. The Registration Statement is not effective on or before sixty (60) days following the effective date of this Agreement;

            B. The Company issues Preferred Stock or an option to acquire Preferred Stock to any other person, or issues stock in the Company or an option to acquire stock in the Company to any other person where such stock would be senior to the Preferred Stock; or

            C. The Company's failure to comply with or fulfill any obligation under this Agreement, the Second Note, or the Certificate.

SECTION VI: MISCELLANEOUS
--------------------------
            A. PAYMENT OF EXPENSES OF PREVAILING PARTY IN DISPUTE. Unless otherwise specifically provided for herein, in the event that there is a dispute concerning this Agreement, including, without limitation, the issue of compliance with any term of this Agreement, the court may in its discretion, direct that the prevailing party shall be entitled to reimbursement from the other party of reasonable attorneys' fees and other expenses incurred in resolving the said dispute.

            B. SURVIVAL AND INCORPORATION OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery thereof, and all statements contained in any certificate or other document delivered by the Company hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the Company in this Agreement.

            C. AMENDMENTS AND WAIVERS. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

            D. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Alaska, and venue for any legal action brought to enforce a party's rights under this Agreement shall be in the Superior Court located in Anchorage, Alaska.

            E. COUNTERPARTS. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

            F. SEVERABILITy. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

     IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

                                GLOBAL CASINOS, INC., a Utah corporation


                                By: /s/ Stephen G. Calandrella
                                    ---------------------------------------
                                    Stephen G. Calandrella, President


                                GLOBAL ALASKA INDUSTRIES, INC.,
                                an Alaska corporation


                                By: /s/ Stephen G. Calandrella
                                    --------------------------------------
                                    Stephen G. Calandrella, President


                                CLAIMANT:


                                /s/ Mark Griffin
                                -----------------------------------------
                                Mark Griffin